Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Provides Update on

Pending October Catastrophe Loss Estimate

NORTHBROOK, Ill., Nov. 15, 2012 – The Allstate Corporation (NYSE: ALL) today announced that estimated catastrophe losses for the month of October 2012 will exceed $150 million, but an estimate cannot be made at this time. The company's practice is to release an estimate of monthly catastrophe losses on the third Thursday following month-end when the amount exceeds $150 million. Allstate will issue a catastrophe loss estimate for October when losses from Sandy can be estimated.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about catastrophe losses.  These statements are based on our estimates and assumptions that are subject to uncertainty.  These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected in the forward-looking statements in this news release for a variety of reasons, including the following:

➢   Our policyholders’ ability to report and our ability to adjust claims have been impeded by the extent of the devastation and the number of areas affected; restrictions on access to the affected areas; gasoline shortages; and large areas of electricity outages.

➢   It is particularly difficult to assess the extent of damage in the initial stages of adjusting residential property losses.

➢   Our estimate for costs of repairs may prove to be incorrect because of increased demand for services and supplies in the areas affected by the catastrophes.

➢   The number of incurred but not reported (IBNR) claims may be greater or less than currently anticipated.

We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

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